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                                                                   EXHIBIT 11.01



                      RED ROOF INNS, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE AMOUNTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      1995         1996          1997
                                                                  -----------   -----------  -----------
Net income                                                        $    18,322   $    24,064  $    25,358
                                                                  ===========   ===========  ===========
Weighted  average number of historical common shares
  outstanding during the year - basic                                  18,400        27,362       27,982
                                                                  ===========   ===========  ===========

Add - common equivalent shares (determined using the
  "treasury stock" method) representing shares issuable
  upon exercise of employee stock options                                 121           187          185
                                                                  -----------   -----------  -----------
Weighted average number of shares used in calculation of
  income per share - diluted                                           18,521        27,549       28,167
                                                                  ===========   ===========  ===========

Net income per share:
  Basic                                                           $      1.00   $       .88  $       .91
                                                                  ===========   ===========  ===========
  Diluted                                                         $       .99   $       .87  $       .90
                                                                  ===========   ===========  ===========




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